Exhibit 99.1

  BSD MEDICAL SYSTEM OFFERS PROMISING NEW APPROACH TO PROSTATE CANCER TREATMENT

    SALT LAKE CITY, June 21 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) has announced the conclusion of a highly successful conference of the 2005 annual European Society of Hyperthermic Oncology (ESHO) held in Graz, Austria, in which major breakthroughs in therapies tied to BSD's cancer treatment equipment were reported. Of the 74 presentations made at the conference, some of the highlights are being reported in several follow-up press releases.

    Dr. Sergio Maluta of the Department of Radiology at the University Hospital in Verona, Italy reported the results of a 119-patient clinical study involving locally-advanced prostate cancer (stages T3-T4, which are spread beyond the prostate capsule) in which the BSD-2000 deep regional hyperthermia system was used in combination with radiation therapy to minimize side effects. Side effects from radiating the prostate are a serious concern because of radiation exposure of the rectum, bladder and other organs. The study used hyperthermia therapy to increase the effectiveness of radiation without increasing the toxicity of the combined treatments. Of the 119 men treated from 1998 through 2004, 15 were lost at follow-up, but of the remaining 104 patients followed, 99 were still alive and 96 were disease-free.

Of the 104 patients tracked, 3 died because of other diseases and only 2 died because of the progression of their cancer. Overall 3-year actuarial survival was 95%, compared to a typical five-year overall survival rate of 60-73% using conventional radiation therapy alone. Precedents for this study were prior research performed at Mosk University, the University of Arizona, Duke University and Northwestern University.

    About BSD Medical Corporation
    BSD Medical develops, manufactures, markets and services systems that deliver focused RF/microwave energy to raise temperatures within diseased sites in the body as required by a variety of medical therapies. BSD pioneered the use of microwave thermal therapy for the treatment of enlarged prostate symptoms
(BPH), and is responsible for much of the technology that has created a substantial medical industry based on that therapy. BSD's primary thrust is in the commercialization of systems used for the treatment of cancer, and in developments to treat other diseases and medical conditions.

BSD was the recent recipient of the Frost and Sullivan "Technology of the Year Award" for cancer therapy devices. For further information visit the BSD website at www.BSDMC.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and expectations of future events, such as current expectations for the successful commercialization of developments for the treatment of cancer and other diseases and conditions, are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corporation
    -0-                             06/21/2005
    /CONTACT: Hyrum A. Mead of BSD Medical Corporation, +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMC.com /